                                            EX-99.B(b)tmbylaw

                           AMENDMENT TO BYLAWS

    RESOLVED, That the Bylaws of the Corporation are amended to change the Corporation's name from United Tax-Managed Equity Fund, Inc. to
Waddell & Reed Advisors Tax-Managed Equity Fund, Inc., effective June 30,
2000.

    I certify that I am Secretary of the Corporation, and as such officer, have custody of the minute books of the Corporation, and that the foregoing resolutions are true and correct resolutions duly passed by the Board of
Directors of the Corporation at a meeting held on May 17, 2000.

                             /s/Kristen A. Richards
                             ------------------------------------
                             Kristen A. Richards, Secretary

Dated this 17th day of May, 2000.